Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

Health Sciences Acquisitions Corporation 2

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.0001 per share(2)(3)	457(f)(1)	11,212,117	$9.9150	(4)	$111,168,140.06	(4)	0.0000927	$10,305.29
	Equity	Common Stock, par value $0.0001 per share(3)(5)	457(f)(2)	20,187,180	$0.00003	(6)	$672.91	(6)	0.0000927	$0.06
	Equity	Warrants to purchase Common Stock(3)(7)	457(i)	2,328,261	-	(8)	-	(8)	-	-
	Equity	Common Stock issuable upon exercise of warrants(3)(9)	457(g)(1)	750,000	$11.50	(10)	$8,625,000.00	(10)	0.0000927	$799.54
	Equity	Common Stock issuable upon exercise of warrants(3)(11)	457(g)(1)	1,578,261	$15.38	(12)	$24,273,654.18	(12)	0.0000927	$2,250.17
			Total Offering Amounts				$144,067,467.14			$13,355.05
Fees Previously Paid			Total Fees Previously Paid							13,563.76
			Net Fee Due							$0

(1)

On July 4, 2022, the Registrant entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) by and among the Registrant, HSAC Olympus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant (“Merger Sub”), and Orchestra BioMed, Inc., a Delaware corporation (“Orchestra”) pursuant to which Merger Sub will merge with and into Orchestra, with Orchestra surviving such merger as the surviving entity (the “Merger”). Immediately prior to the consummation of the Merger, the Registrant intends to effect a deregistration under Part XII of the Cayman Islands Companies Act (2022 Revision) (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Orchestra BioMed Holdings, Inc.” upon the consummation of the Domestication. Upon the consummation of the Domestication, which will occur immediately prior to the Merger, each of the Registrant’s currently issued and outstanding ordinary shares (“Ordinary Shares”) will automatically convert by operation of law, on a one-for-one basis, into shares of common stock, $0.0001 par value per share (“HSAC2 Common Stock”), of the continuing entity following the Domestication and, similarly, all of the Registrant’s outstanding warrants will become warrants to acquire HSAC2 Common Stock. Upon the closing of the Merger, based on an exchange ratio of 0.465 shares of HSAC2 Common Stock for each whole share of Orchestra common stock, an estimated 20,187,180 shares of Common Stock will be issued to Orchestra stockholders, an estimated 3,919,163  shares of HSAC2 Common Stock will be reserved for issuance pursuant to Orchestra stock options converted into stock options to purchase HSAC2 Common Stock, and an estimated 1,578,261 shares of HSAC2 Common Stock will be reserved for issuance pursuant to Orchestra warrants converted into warrants to purchase HSAC2 Common Stock.

(2)

Represents shares of HSAC2 Common Stock to be issued in the Domestication in respect of: (a) up to 6,762,117 Ordinary Shares that were sold pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-239922) and not redeemed by shareholders and (b) 4,450,000 outstanding Ordinary Shares issued and sold privately.

(3)	Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act. The proposed maximum aggregate offering price is equal to the product obtained by multiplying $9.9150, which represents the average of the high and low prices of Ordinary Shares on the Nasdaq Capital Market on August 2, 2022, by 11,212,117, the estimated number of Ordinary Shares that will be outstanding immediately prior to the closing of the Domestication.

(5)	Represents 20,187,180 shares of HSAC2 Common Stock to be issued in the Merger as consideration to holders of Orchestra common stock.

(6)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act. Orchestra is a private company, no market exists for its securities, and has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the securities expected to be exchanged in the Merger.

(7)	750,000 warrants to purchase Ordinary Shares will be converted in the Domestication into warrants to purchase HSAC2 Common Stock. All warrants to purchase Orchestra common stock will be converted in the Merger into warrants to purchase HSAC2 Common Stock.

(8)	The maximum number of warrants and shares of HSAC2 Common Stock issuable upon exercise of such warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to such warrants has been allocated to the shares of HSAC2 Common Stock underlying such warrants and those shares of HSAC2 Common Stock are included in the registration fee as calculated in footnotes (10) and (12) below.

(9)	Consists of HSAC2 Common Stock issuable upon exercise of warrants granted in connection with the Domestication to former holders of warrants to purchase HSAC2 Ordinary Shares.

(10)	Pursuant to Rule 457(g)(1) of the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the HSAC2 Common Stock underlying the warrants is calculated based on the exercise price of $11.50 per share.

(11)	Consists of HSAC2 Common Stock issuable upon exercise of warrants granted to former Orchestra warrant holders as Merger consideration.

(12)	Pursuant to Rule 457(g)(1) of the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the HSAC2 Common Stock underlying the warrants is calculated based on the weighted average exercise price of the warrants of $15.38 per share.